Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-17299) of OPTi, Inc. of our report, dated June 29, 2011, with respect to the consolidated balance sheets of OPTi, Inc., as of March 31, 2011 and 2010, and the related consolidated statements of income, shareholders’ equity, and cash flows for the years then ended, which report appears in the March 31, 2011 annual report on Form 10-K of OPTi, Inc.

/s/ ARMANINO McKENNA LLP

San Ramon, California

June 29, 2011